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                                                                      EXHIBIT 16

                            SHAREHOLDER'S AGREEMENT

      SHAREHOLDER'S AGREEMENT, dated as of September 8, 2004 (this "AGREEMENT"), between FIDELITY NATIONAL FINANCIAL, INC., a Delaware corporation ("PARENT") and SPROUT ENTREPRENEURS FUND, L.P., a Delaware limited partnership (the "SHAREHOLDER"), a shareholder of INTERCEPT, INC., a Georgia corporation (the "COMPANY").

                               W I T N E S S E T H

      WHEREAS, Parent, FUSCIA MERGER SUB, INC., a Delaware corporation and a wholly owned indirect subsidiary of Parent ("MERGER SUB"), FIDELITY NATIONAL INFORMATION SERVICES, INC., a Delaware corporation and a wholly owned subsidiary of Parent, and the Company propose to enter into, simultaneously herewith, an Agreement and Plan of Merger (the "MERGER AGREEMENT") pursuant to which Merger Sub will merge with and into the Company (the "MERGER");

      WHEREAS, as of the date hereof, subject to any lien or interest securing a broker margin loan entered into after the date hereof consistent with the provisions of this Agreement (a "Share Lien") in favor of a broker-dealer (a "Lien Holder") (any indebtedness secured by any Share Lien is herein referred to as "SHARE INDEBTEDNESS"), the Shareholder owns beneficially or of record or has the power to vote, or direct the vote of, (i) the number of shares of Series B Preferred Stock, no par value, of the Company (the "PREFERRED STOCK") and (ii) the number of shares of common stock, no par value, of the Company (the "COMPANY COMMON STOCK"), as set forth on the signature page hereto (all such Preferred Stock and Company Common Stock and any shares of Preferred Stock and Company Common Stock of which ownership of record or beneficially or the power to vote is hereafter acquired by the Shareholder prior to the termination of this Agreement being referred to herein as the "SHARES") (capitalized terms not otherwise defined in this Agreement shall have the same meaning as in the Merger Agreement); and

      WHEREAS, as a condition of and inducement to Parent's execution of the Merger Agreement, the Shareholder has agreed to enter into this Agreement.

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and in the Merger Agreement, and for other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

                                   ARTICLE I.

                          TRANSFER AND VOTING OF SHARES

Section 1.1. Transfer of Shares. The Shareholder agrees that it shall not, directly or indirectly, (a) sell, pledge, encumber, transfer or otherwise voluntarily dispose of (including by gift) any or all of the Shareholder's Shares or any interest in such Shares, except pursuant to the Merger Agreement,
(b) deposit any Shares or any interest in such Shares into a voting trust or enter into a voting agreement or arrangement with respect to any Shares or grant any proxy with respect

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thereto (other than as contemplated hereunder), or (c) enter into any contract, commitment, option or other arrangement or undertaking (other than the Merger Agreement) with respect to the direct or indirect acquisition or sale, assignment, pledge, encumbrance, transfer or other disposition of any Shares (each of the above, a "TRANSFER"); provided, the foregoing shall not be deemed to prohibit any Share Liens otherwise permitted hereunder. Shareholder agrees that prior to the Effective Time it will convert its shares of the Preferred Stock into shares of Company Common Stock, which it will surrender following the Effective Time in exchange for the Per Share Merger Consideration. In addition, notwithstanding anything herein to the contrary, the Transfer of Shares in connection with the terms of any Share Indebtedness shall not be subject to the restrictions on Transfer set forth in this Section 1.1 (such Transfers referred to herein as the "PERMITTED TRANSFERS").

Section 1.2. Vote in Favor of Merger. During the period commencing on the date hereof and terminating on the Termination Date (as defined in Section 4.12), and subject to the Proxy (hereinafter defined) granted to Parent as contemplated by
Section 1.3 hereof and the right of Parent to vote the Shares pursuant thereto, the Shareholder agrees to vote (or cause to be voted) all of the Shares that Shareholder has the power to vote at any meeting of the shareholders of the Company or any adjournment thereof, and in any action by written consent of the shareholders of the Company, in each case to the extent that such matter is presented for shareholder approval: (a) in favor of the adoption of the Merger Agreement by the Company and in favor of the other transactions contemplated by the Merger Agreement, and (b) against any merger, consolidation, sale of assets, recapitalization or other business combination involving the Company (other than the Merger) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which would result in any of the conditions to the Company's or Parent's obligations under the Merger Agreement not being fulfilled, and (c) in favor of any other matter relating to and necessary for the consummation of the transactions contemplated by the Merger Agreement. Shareholder acknowledges hereby that pursuant to the terms of the Certificate of Designations of Preferences, Limitations, and Relative Rights of Series B Preferred Stock of the Company (the "Certificate of Designations"), its vote in favor of the Merger and transactions contemplated by the Merger Agreement is not required.

Section 1.3. Grant of Irrevocable Proxy. Concurrently with the execution of this Agreement, the Shareholder agrees to deliver to Parent a proxy with respect to the Shares in the form attached hereto as Exhibit A (the "PROXY"), which shall be irrevocable to the fullest extent permissible by law.

                                  ARTICLE II.

                  REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

      The Shareholder hereby represents and warrants to Parent as follows:

Section 2.1. Authorization; Binding Agreement. The Shareholder has all legal right, power, authority and capacity to execute and deliver this Agreement and the Proxy and to consummate the transactions contemplated hereby and thereby. This Agreement and the Proxy have been duly and validly authorized, executed and delivered by or on behalf of the Shareholder, and, assuming due authorization, execution and delivery by Parent, each constitutes a legal, valid and binding

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obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, subject to (i) the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors' rights generally and
(ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 2.2. No Conflict; Required Filings and Consents.

                  (a) The execution and delivery of this Agreement by the Shareholder and the grant of the Proxy to Parent by the Shareholder does not, and the performance of this Agreement by the Shareholder and the grant of the Proxy to Parent by the Shareholder will not, (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Shareholder or by which the Shareholder or any of the Shareholder's material properties is bound or affected, (ii) violate or conflict with the certificate of incorporation, bylaws, articles of organization, limited liability company operating agreement, trust agreement or other equivalent organizational documents of the Shareholder (if any), or (iii) result in or constitute (with or without notice or lapse of time or both) any breach of or default under, or give to another party any right of termination, amendment, acceleration or cancellation of, or result in the creation of any lien or encumbrance or restriction on any of the material property or assets of the Shareholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Shareholder is a party or by which the Shareholder or any of the Shareholder's material properties is bound or affected. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Shareholder is a trustee whose consent is required for the execution and delivery of this Agreement or the consummation by the Shareholder of the transactions contemplated by this Agreement.

                  (b) The execution, delivery and performance of this Agreement by the Shareholder and the grant of the Proxy to Parent by the Shareholder do not and will not require any consent, approval, authorization or permit of, or filing with or notification by the Shareholder to, any third party or any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, could not prevent or delay the performance by the Shareholder of its obligations under this Agreement. Other than this Agreement and other than as provided in the Certificate of Designations or in the Exchange Agreement dated June 23, 2004, among the Shareholder, the Company and certain affiliates of the Shareholder (the "Exchange Agreement"), the Shareholder does not have any understanding in effect with respect to the voting or transfer of any Shares. The Shareholder is not required to make any filing with or notify any governmental or regulatory authority in connection with this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby pursuant to the requirements of the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR ACT").

                  (c) The Shareholder acknowledges that, upon the Effective Time, all of its rights under (i) the Exchange Agreement with the Company dated June 23, 2004 and (ii) the Registration Rights Agreement with the Company dated September 16, 2003, as amended by an amendment thereto dated June 23, 2004, shall terminate and be of no further force and effect,

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since it will no longer be the owner of any Company Common Stock or Company
Preferred Stock.

Section 2.3. Title to Shares. The Shareholder is the record or beneficial owner of the Shares free and clear of all encumbrances, proxies or voting restrictions other than pursuant to this Agreement and the Proxy and other than the right of first refusal contained in the Exchange Agreement and any Share Liens otherwise permitted under the terms hereof (none of which Share Liens shall impose any limit on the right of the Shareholder to vote or grant a proxy with respect to the Shares). The shares of Preferred Stock and Company Common Stock, including options, warrants or other rights to acquire such stock, set forth on the signature page hereto, are all the securities of the Company owned, directly or indirectly, of record or beneficially by the Shareholder on the date of this Agreement.

Section 2.4. Accuracy of Representations. The representations and warranties contained in this Agreement are accurate in all respects as of the date of this Agreement, will be accurate in all respects at all times until termination of this Agreement and will be accurate in all respects as of the date of the consummation of the Merger as if made on that date.

                                  ARTICLE III.

                            COVENANTS OF SHAREHOLDER

Section 3.1. Further Assurances. From time to time and without additional consideration, the Shareholder shall (at the Shareholder's sole expense) execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents, waivers and other instruments, and shall (at the Shareholder's sole expense) take such further actions, as Parent may reasonably request for the purpose of giving effect to this Agreement. The Shareholder shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement. This Section 3.1 shall in no event require the Shareholder to convert the Preferred Stock to Company Common Stock until immediately prior to and subject to the occurrence of the Effective Time.

Section 3.2. Legending of Shares. If requested by Parent, the Shareholder agrees that the Shares shall bear a legend stating that they are subject to this Agreement and to the Proxy in accordance with Section 7.14 of the Merger Agreement. The Shareholder agrees that the Shareholder will not request the Company to register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Shares, unless such transfer is made in compliance with this Agreement.

Section 3.3. No Solicitation of Transactions. The Shareholder agrees that from the date of this Agreement until the Termination Date, the Shareholder shall not, directly or indirectly, nor shall it authorize or permit any of its directors, officers, partners or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its partners or Subsidiaries (collectively, the "REPRESENTATIVES") to, directly or indirectly, solicit, initiate or encourage (including by means of furnishing nonpublic information), or take any other action to facilitate, any inquiries or the making of any proposal or offer with respect to, or that

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reasonably may be expected to lead to a proposal or offer for, any Competing
Transaction (as defined in the Merger Agreement), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, other than with Parent or an affiliate of Parent. The Shareholder shall promptly (but in any event within 24 hours) notify Parent if any proposal or offer, or any inquiry or contact, constituting or regarding a Competing Transaction is made, and the Shareholder shall promptly inform Parent as to the material details of any such proposal, offer, inquiry or contact, including the identity of the party making any such proposal, offer, inquiry or contact, and, if in writing, promptly deliver or cause to be delivered to Parent a copy of such proposal, offer, inquiry or contact and any other written material reasonably relating thereto. The Shareholder immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction.

Section 3.4. Disclosure. The Shareholder and Parent each agrees to permit the other party hereto to publish and disclose in the Registration Statement and the Proxy Statement (including all documents and schedules filed with the SEC), and in any press release or other disclosure document in which it reasonably determines in its good faith judgment that such disclosure is required by law, including the rules and regulations of the SEC, or appropriate, in connection with the Merger and any transactions related thereto, the identity of the Shareholder and Parent and the Shareholder's ownership of the Shares and the nature of the Shareholder's or Parent's, as the case may be, commitments, arrangements and understandings under this Agreement. The Shareholder and Parent each agrees to provide a reasonable opportunity to review such disclosure proposed by the other.

Section 3.5. Public Announcement. The Shareholder, solely in the Shareholder's capacity as a shareholder of the Company, agrees to not make any public announcement in opposition to, or in competition with, the Merger Agreement or the consummation of the Merger, except as required by applicable law.

Section 3.6. Additional Shares. In the event that the Shareholder acquires record or beneficial ownership of, or the power to vote or direct the voting of, any additional Shares, such Shares shall, without further action of the parties, be subject to the provisions of this Agreement and the Proxy, and the number of Shares set forth on the signature page hereto and thereto will be deemed amended accordingly. The Shareholder shall promptly notify Parent of any such event.

Section 3.7. Grant of Option.

                  (a) The Shareholder hereby grants to Parent an irrevocable option (the "OPTION") to purchase all, but not less than all, of the Shares (excluding those transferred pursuant to a Permitted Transfer) with respect to which the Shareholder has the power of disposition (the "OPTION SHARES") at a purchase price per share of Preferred Stock equal to $180.00 (the "PREFERRED STOCK EXERCISE PRICE") and at a purchase price per share of Company Common Stock equal to $18.90 (the "COMMON STOCK EXERCISE PRICE"), in the manner set forth in this Section 3.7, with such price proportionately adjusted to give effect to future splits, consolidations, reorganizations, recapitalizations (whether by merger or otherwise, other than the Merger itself) or similar transactions occurring with respect to the Preferred Stock or the Company Common Stock after the date of this Agreement. In addition to the Preferred Stock

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Exercise Price and the Common Stock Exercise Price, in the event of any exercise of the Option, Parent will pay the Shareholder an amount equal to 50% of the profit of Parent realized on the Option Shares from the consummation of any Competing Transaction that is consummated or with respect to which a definitive agreement is entered into within 12 months after the applicable Qualifying Termination (as defined below). Such payment shall be made within 2 business days of the receipt by Parent of the consideration paid to Parent pursuant to the terms of such Competing Transaction. Such profit shall be calculated in the manner described for calculation of the profit of the Shareholder set forth in
Section 3.7(f), with all references in Section 3.7(f)(ii) to the Shareholder to be deemed references to Parent. For purposes of such calculation, in the event that (i) Parent has also acquired shares of Company Common Stock from any other stockholder of the Company under an agreement comparable to this Agreement ("Other Shares") and (ii) Parent sells the Option Shares and Other Shares in more than one transaction, then in each such sale Parent shall be deemed to have sold a pro rata portion of the total Option Shares and Other Shares owned by Parent.

                  (b) Parent or its designee may exercise the Option in whole and not in part, at any time after the Merger Agreement is terminated under circumstances in which the Termination Fee is or may become payable to Parent (a "QUALIFYING TERMINATION") and prior to the date that is 10 business days after such termination (the "OPTION EXERCISE PERIOD").

                  (c) In the event that Parent wishes to exercise the Option, Parent must give written notice (the "OPTION NOTICE," with the date of the Option Notice being hereinafter called the "NOTICE DATE") to the Shareholder during the Option Exercise Period that it will purchase the Option Shares pursuant to the Option. The Option Notice shall specify a place (which, if the Shareholder is then an officer or director of the Company, shall be the principal executive offices of the Company) and a date (the "OPTION CLOSING DATE") (not later than 10 business days from the Notice Date subject to extension as set forth below) for closing such purchase (a "CLOSING"). Parent's obligation to purchase the Option Shares upon any exercise of the Option, and the Shareholder's obligation to sell the Option Shares upon any exercise of the Option, is subject (at the election of each of Parent or Shareholder) to the conditions that (i) no preliminary or permanent injunction or other order against the purchase of the Option Shares issued by any federal, state or foreign court of competent jurisdiction shall be in effect (and no action or proceeding by any Governmental Entity (as defined in the Merger Agreement) shall have been commenced or threatened for purposes of obtaining such injunction or order) and (ii) any applicable waiting period under the HSR Act shall have expired or been terminated. If there shall be in effect any such injunction or order or all HSR Act waiting periods shall not have expired or been terminated, in each case on the Option Closing Date specified in the Option Notice, then at Parent's election, the Option Closing Date may be extended until the later of
(i) 10 business days after the Option Closing Date so specified or (ii) the earlier of (A) three business days after expiration or termination of all HSR Act waiting periods or (B) 60 calendar days after the Notice Date. Parent's obligation to purchase the Option Shares upon any exercise of the Option is further subject (at Parent's election) to the condition that there shall have been no material breach of the representations, warranties, covenants or agreements of the Shareholder contained in this Agreement or of the Company contained in the Merger Agreement which is not known by Parent at or prior to its exercise of the Option.

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                  (d) At any Closing, (i) the Shareholder will deliver to Parent the certificate or certificates representing the Option Shares in proper form for transfer upon exercise of the Option and (ii) Parent shall pay the aggregate purchase price for the Option Shares by wire transfer of immediately available funds to an account or accounts, which account or accounts shall be designated in writing to Parent within five days after receipt of the Option Notice, in an amount equal to the sum of (i) the Preferred Stock Exercise Price times the number of shares of Preferred Stock to be purchased and (ii) the Common Stock Exercise Price times the number of shares of Company Common Stock to be purchased.

                  (e) The Shareholder has granted the Option to Parent in order to induce Parent to enter into and consummate the transactions contemplated by the Merger Agreement.

                  (f) (i) As an alternative to Parent's exercise of the Option, in the event of a Qualifying Termination, at Parent's election, the Shareholder shall pay to Parent on demand an amount equal to 50% of the profit of the Shareholder from the consummation of any Competing Transaction that is consummated or with respect to which a definitive agreement is entered into within 12 months of such termination. Such payment shall be made within 2 business days of the receipt by the Shareholder of the consideration paid to the Shareholder pursuant to the terms of such Competing Transaction. To exercise its rights under this Section 3.7(f), Parent's demand must be made within 10 business days following the consummation of such Competing Transaction.

                      (ii) For purposes of this Section 3.7(f), the profit of the Shareholder from any Competing Transaction shall equal (a) the aggregate consideration received by the Shareholder in consideration of the Option Shares pursuant to such Competing Transaction, valuing any non-cash consideration (including any residual interest in the Company) at its Fair Market Value (defined below in Section 3.7(f)(iii)) on the date of consummation of such Competing Transaction plus (b) the Fair Market Value, on the date of disposition, of all Shares the Shareholder disposed of after the termination of the Merger Agreement and prior to the date of consummation of such Competing Transaction less (c) the sum of (i) the Preferred Stock Exercise Price times the aggregate number of shares of Preferred Stock disposed of and (ii) the Common Stock Exercise Price times the aggregate number of shares of Company Common Stock disposed of by the Shareholder.

                      (iii) For purposes of this Section 3.7(f), the Fair
         Market Value of any non-cash consideration consisting of: (a) securities listed on a national securities exchange or traded on the NASDAQ/NMS shall be equal to the average closing price per share of such security as reported on such exchange or NASDAQ/NMS for the five trading days after the date of determination; and (b) consideration which is other than cash or securities in clause (a) above shall be determined by a nationally recognized independent investment banking firm mutually agreed upon by the parties within 10 business days of the event requiring selection of such banking firm; provided, however, that if the parties are unable to agree within two business days after the date of such event as to the investment banking firm, then the parties shall each select one firm, and those firms shall select a third investment banking firm, which third firm shall make such determination.

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                      (iv) Any payment of profit under this Section 3.7(f)
shall be paid by wire transfer of same day funds to an account designated by Parent.

                  (g) Notwithstanding any provision of this Section 3.7 to the contrary, in the event that Parent or the Shareholder receives consideration pursuant to a Competing Transaction in respect of the Option Shares other than in cash, then any payment of profit required to be made under this Section 3.7 by Parent or the Shareholder may be made, at the option of the payor, using the form of consideration so received; provided that if more than one form of consideration is received by the payor pursuant to a Competing Transaction, any payment of profit (other than a payment entirely in cash) shall be made in the respective proportions in which such forms of consideration were received by the payor pursuant to the Competing Transaction.

Section 3.8. No Dissenters' Rights. The Shareholder hereby consents to and approves the actions taken by the Company's board of directors in approving the Merger Agreement, the Merger and the other transactions contemplated thereby. The Shareholder hereby waives, and agrees not to exercise or assert, any dissenter's rights under Section 1302 of the GBCC in connection with the Merger.

Section 3.9. Share Indebtedness. The Shareholder agrees that at no time during the term of this Agreement shall the amount of Share Indebtedness in respect of any Shares exceed 40% of the then current fair market value of the Shares subject to such Share Indebtedness. The Shareholder further agrees that such Shareholder shall take all actions necessary to remain in compliance with the terms of any Share Indebtedness and avoid the foreclosure of any Share Lien.

                                  ARTICLE IV.

                               GENERAL PROVISIONS

Section 4.1. Payment of Merger Consideration. Parent and Merger Sub hereby agree that the aggregate Per Share Merger Consideration (as defined in the Merger Agreement) that is due and owing to the Shareholder as a result of the Merger will be paid and delivered to the Shareholder at the Effective Time (as defined in the Merger Agreement). Parent and Merger Sub understand and acknowledge that the Shareholder is entering into this Agreement in reliance upon the foregoing agreement.

Section 4.2. Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. This Agreement may not be amended or modified except in an instrument in writing signed by, or on behalf of, the parties hereto.

Section 4.3. Survival of Representations and Warranties. All representations and warranties made by the Shareholder in this Agreement shall survive until the Termination Date.

Section 4.4. Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided

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that any assignment, delegation or attempted transfer of any rights, interests or obligations under this Agreement by the Shareholder without the prior written consent of Parent shall be void.

Section 4.5. Fees and Expenses. All costs and expenses (including, without limitation, all fees and disbursements of counsel, accountants, investment bankers, experts and consultants to a party) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; provided, however, that the Company may pay or reimburse the Shareholder for such costs and expenses of the Shareholder.

Section 4.6. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 4.6):

                  (a) if to Parent:

                  Fidelity National Financial, Inc.
                  601 Riverside Avenue, 12th Floor
                  Jacksonville, FL  32204
                  Attention: Christopher A. Rose
                             Senior Vice President
                  Telephone: (904) 854-8544
                  Facsimile: (904) 357-1026

                  with a copy to:

                  LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                  125 West 55th Street
                  New York, NY  10019
                  Attention: Robert S. Rachofsky
                  Telephone: (212) 424-8088
                  Facsimile: (212) 649-9479

                  (b) If to the Shareholder to:

                  Sprout Entrepreneurs Fund, L.P.
                  300 Sand Hill Road
                  Building Three, Suite 170
                  Menlo Park, CA 94025
                  Attention: Robert Finzi
                  Facsimile: 650-234-2779

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                  with a copy to:

                  Sonnenschein Nath & Rosenthal LLP
                  1221 Avenue of the Americas
                  New York, NY 10020
                  Attention: Michael R. Flynn
                  Facsimile:(212) 768-6800

Section 4.7. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 4.8. Specific Performance. The parties agree that irreparable damage would occur if any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. The Shareholder agrees that, following any breach or threatened breach by the Shareholder of any covenant or obligation contained in this Agreement, Parent shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach or threatened breach.

Section 4.9. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, except that the law of the State of Georgia shall be applicable to any matters that involve the internal affairs of the Company, in each case without giving effect to the principles of conflicts of law of the State of New York or the State of Georgia.

Section 4.10. No Waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The parties hereto shall not be deemed to have waived any claim available to them arising out of this Agreement, or any right, power or privilege hereunder, unless the waiver is expressly set forth in writing duly executed and delivered on behalf of such party. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 4.11. Counterparts; Facsimile Signature. This Agreement may be executed by facsimile signature and in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 4.12. Termination. The rights and obligations of the parties under this Agreement shall terminate on the earlier of (i) January 31, 2005, (ii) the date upon which the Merger Agreement is terminated in accordance with its terms,
(iii) the Effective Time (as defined in the Merger Agreement) or (iv) the date of any amendment of the Merger Agreement that reduces the Per Share Merger Consideration, if such reduction causes the Merger to no longer constitute a "Permitted Transaction", as defined in the Certificate of Designations (the "TERMINATION DATE"); provided, that if the Merger Agreement is terminated pursuant to a Qualifying Termination, then Sections 1.1, 3.1, 3.6 and 3.7 and
Article 4 hereof shall survive the

Termination Date and shall terminate upon the later of (x) the termination of the Option Exercise Period or, if the Option is exercised prior to such time, then upon the occurrence of the related Closing (subject to the Shareholder's right to receive any profit to which such Shareholder is entitled under Section 3.7(a)) or (y) if Parent shall instead elect to receive profits of the Shareholder under Section 3.7(f), upon the payment thereof; provided, however, that Section 1.1 shall not survive beyond the time specified by clause (x) of this Section 4.12.

Section 4.13. Change in Company Shares. In the event of a stock dividend or distribution, or any change in the Preferred Stock or the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like other than pursuant to the Merger, the term "SHARES" will be deemed to refer to and include the shares of the Preferred Stock and the Company Common Stock as well as all such stock dividends and distributions and any shares or other securities into which or for which any or all of the Shares may be changed or exchanged and appropriate adjustments shall be made to the terms and provisions of this Agreement and the Proxy.

Section 4.14. Effectiveness of Option. The Shareholder shall not grant any Lien unless the prior written consent of the proposed Lien Holder to the grant of the Option hereunder shall have first been obtained.

      IN WITNESS WHEREOF, each of Parent and the Shareholder has executed or has caused this Agreement to be executed by its duly authorized officer as of the date first written above.

FIDELITY NATIONAL FINANCIAL, INC.

By: /s/ William P. Foley, II
    ---------------------------
Name: William P. Foley, II
Title: Chairman and CEO

SPROUT ENTREPRENEURS FUND, L.P.

By DLJ Capital Corporation, its General Partner

By: /s/ Robert Finzi
    ---------------------------
Name: Robert Finzi
Title: Managing Director

                                    EXHIBIT A

                                IRREVOCABLE PROXY

      The undersigned shareholder ("SHAREHOLDER") of InterCept, Inc., a Georgia corporation (the "COMPANY"), hereby irrevocably (to the fullest extent permitted by law) appoints Brent B. Bickett, Executive Vice President of Fidelity National Financial, Inc., a Delaware corporation ("PARENT"), and any other officer of Parent as Brent B. Bickett may designate, and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and consent rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the "SHARES") in accordance with the terms of this Proxy until the Termination Date (as defined in that certain Shareholder's Agreement of even date herewith by and among Parent and Shareholder (the "SHAREHOLDER'S AGREEMENT")). The Shares beneficially owned by the undersigned Shareholder of the Company as of the date of this Proxy are listed on the final page of this Proxy. Upon the undersigned's execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Termination Date.

      This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to the Shareholder's Agreement, and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger (the "MERGER AGREEMENT"), among Parent, Fuscia Merger Sub, Inc., a Delaware corporation and a wholly owned indirect subsidiary of Parent ("MERGER SUB"), Fidelity National Information Services, Inc., a Delaware corporation and wholly owned subsidiary of Parent, and the Company. The Merger Agreement provides for the merger of Merger Sub with and into the Company (the "MERGER").

      The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Termination Date, to act as the undersigned's attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special or adjourned meeting of Shareholders of the Company and in every written consent in lieu of such meeting (a) in favor of the adoption of the Merger Agreement by the Company and in favor of the other transactions contemplated by the Merger Agreement and
(b) against any merger, consolidation, sale of assets, recapitalization or other business combination involving the Company (other than the Merger) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which would result in any of the conditions to the Company's obligations under the Merger Agreement not being fulfilled, and (c) in favor of any other matter relating to and necessary for the consummation of the transactions contemplated by the Merger Agreement.

      The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided above. Shareholder may vote the Shares on all other matters. Any obligation of Shareholder hereunder shall be binding upon the successors and assigns of Shareholder.

      This Proxy is irrevocable (to the fullest extent permitted by law). This Proxy shall terminate, and be of no further force and effect, automatically upon the Termination Date.

Dated: September 8, 2004

SPROUT ENTREPRENEURS FUND, L.P.
By DLJ Capital Corporation, its General Partner
By: /s/ Robert Finzi
    ------------------------
Name: Robert Finzi
Title: Managing Director
Signature of Shareholder:

Print Name of Shareholder: Sprout Entrepreneurs Fund, L.P.

Shares beneficially owned:
392    shares of Preferred Stock

  0 shares of Preferred Stock issuable upon exercise of outstanding options or warrants

  0    shares of Company Common Stock

  0 shares of Company Common Stock issuable upon exercise of outstanding options or warrants signature Page to Irrevocable Proxy

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